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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (Date of earliest event reported): May 27, 1999


                          EVEREN CAPITAL CORPORATION
            (Exact name of Registrant as Specified in Its Charter)


          Delaware                           1-13940         36-4019175
(State or other jurisdiction                (Commission      (IRS Employer
   of incorporation)                         File Number)    Identification No.)

77 West Wacker Drive, Chicago, Illinois         60601
(Address of Principal Executive Offices)     (Zip Code)


       Registrant's telephone number, including area code:  312-574-6000
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Item 5.   Other Events.

          On May 27, 1999 EVEREN Capital Corporation ("EVEREN"), First Union Corporation ("First Union"), and First Union Delaware, Inc., a wholly owned subsidiary of First Union, amended and restated the Agreement and Plan of Merger (the "Amended and Restated Merger Agreement") entered into between First Union and EVEREN on April 25, 1999. Among other things, the Amended and Restated Merger Agreement amends the exchange ratio from a fixed ratio of 0.555 shares of First Union common stock per share of EVEREN common stock to a ratio that would provide for each share of EVEREN common stock a number of shares of First Union common stock equal to the quotient of $31.00, divided by the average closing price of First Union common stock during the ten trading days ending on the second trading day prior to the merger.

          A copy of the Amended and Restated Merger Agreement is attached hereto as an exhibit, and the foregoing description of such agreement is qualified in its entirety by reference to the full text of such exhibit. A joint press release announcing the amendment and restatement was issued on May 27, 1999, and is attached hereto as an exhibit, and the information contained therein is incorporated herein by reference.
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Item 7.   Financial Statements and Exhibits

          (c)  Exhibits

          2.1 Agreement and Plan of Merger, dated as of April 25, 1999, as amended and restated on May 27, 1999, among EVEREN Capital Corporation, First Union Corporation and First Union Delaware, Inc.

          99 Press Release, dated May 27, 1999, announcing the execution of the Amended and Restated Merger Agreement.
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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              EVEREN CAPITAL CORPORATION

                              By: /s/ Arthur J. McGivern
                                 -----------------------
                                      Arthur J. McGivern
                                      Senior Executive Vice President
                                      Chief Financial Officer


Dated:  June 11, 1999
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                                 EXHIBIT INDEX

               2.1 Agreement and Plan of Merger, dated as of April 25, 1999, as amended and restated on May 27,1999, among EVEREN Capital Corporation, First Union Corporation and First Union Delaware, Inc.

               99 Press Release, dated May 27, 1999, announcing the execution of the Amended and Restated Merger Agreement.